SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
___________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of Earliest Event Reported): June 12, 2008 (June 9, 2008)

ELEPHANT TALK COMMUNICATIONS, INC.
(Exact name of registrant as specified in Charter)

California	000-30061	95-4557538
(State of other Jurisdiction of incorporation)	(Commission file no.)	(IRS employer identification no.)

Schiphol Boulevard 249, 1118 BH Schiphol, The Netherlands
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code (31 0 20 653 5916)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On June 9, 2008, Elephant Talk Communications, Inc. (the “Company”) and Rising Water Capital, AG (“RWC”) entered into a settlement agreement, effective May 13, 2008 (the “Settlement Agreement”), whereby Rising Water Capital, AG agrees to convert certain promissory notes held by it in the amount of $3.5 million and $3 million respectively, into common stock of the Company. RWC also agreed to fund the remaining balance under the $3 million note. In order to induce RWC to convert the promissory notes, the Company agreed to reduce the conversion price or the $3 million note to the price at which the Company offers its common stock in a subsequent financing with a minimum pf $1,000,000 in gross proceeds. The conversion price shall be adjusted to reflect the Company’s 1:25 reverse stock split, effective June 11, 2008.

Steven van der Velden, our Chief Executive Officer and Director, as well as our Directors Johan Dejager and Yves van Sante, are Directors of QAT Investments SA (“QAT”). Mr. van der Velden owns approximately 31.5% of QAT, which owns approximately 51% of the outstanding capital stock of RWC. In addition, Mr. Dejager and Mr. van Sante own approximately 7.28% and 6.21% of the outstanding capital stock of QAT, respectively. Additionally Mr. van der Velden owns indirectly about 17% in RWC. The Settlement Agreement was negotiated by the independent directors of the Company.

Item 9.01 Exhibits

(d) Exhibits

Exhibit No.	Description

10.1	Settlement Agreement, entered by and between the Company and Rising Water Capital AG.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

ELEPHANT TALK COMMUNICATIONS INC.

/s/ Willem Ackermans
Willem Ackermans
Chief Financial Officer

Dated: June 12, 2008